UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14(a)-12

Ocean Power Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

OCEAN POWER TECHNOLOGIES, INC.

28 Engelhard Drive, Suite B

Monroe Township, NJ 08831

SUPPLEMENT NO. 1 TO PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 27, 2026

Dear stockholders of Ocean Power Technologies, Inc.:

Ocean Power Technologies, Inc. is holding its annual meeting of stockholders on January 27, 2026. This supplement no. 1 to the proxy statement, which we refer to as the supplement, is provided to supplement the information contained in the proxy statement which you are receiving.

One of the items which you are being asked to vote on is an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share, from 300,000,000 to 400,000,000, as described in more detail in Proposal 3 of the proxy statement. The proxy statement which was sent to you previously stated that that this proposal was a non-routine matter under applicable rules of the SEC and NYSE, and as such, brokers would not have authority to vote your shares without your instructions. This is generally referred to as a “broker non-vote”.

In fact, the vote on the amendment to our Certificate of Incorporation is considered a routine matter, and as a result, brokers have discretion to vote on this matter even if no instructions are received from the “street name” holder.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote either by completing, signing, and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or by following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the annual meeting but will ensure that your vote is counted if you are unable to attend.

Any questions about this supplement can be directed to Sodali, our proxy solicitation firm, at:

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: OPTT@investor.sodali.com

This supplement is dated December 4, 2025 and is first being mailed to stockholders on or about December 5, 2025.